Exhibit 99.1

722 Columbia Avenue

Franklin, Tennessee 37064

For Immediate Release

Contact: Meagan Pratt, (615) 236-8335
meagan.pratt@franklinsynergy.com

Franklin Synergy Bank Crosses $2 Billion Milestone in Assets

Franklin, Tenn., October 5, 2015 – Franklin Financial Network, Inc., (NYSE:FSB) the parent company of Franklin Synergy Bank, announced today that on September 24, 2015 the bank reached $2 billion in assets- a significant growth milestone in the bank’s nearly eight year history.

“Reaching this milestone is great news for our customers and our shareholders,” noted Richard Herrington, Franklin Synergy Bank Chairman and CEO. “We have achieved significant growth throughout the loan portfolio and accomplished the successful integration of the MidSouth Bank acquisition in Rutherford County. The increase in assets allowed us to spread operating costs across a larger and more diversified revenue stream.”

Franklin Synergy crossed the $1 billion asset milestone upon the acquisition of Murfreesboro-based MidSouth Bank in July 2014. A footprint in rapidly growing Rutherford County as well as continued organic growth in the Williamson County market fueled the growth in assets from $1 billion to $2 billion in 14 months.

The bank announced in July 2015 that it had surpassed the $1 billion mark in loans.

“We have prospered by staying focused on our mission of creating a legacy bank in our community and now we are pleased to celebrate this achievement with our customers, shareholders, friends and family,” Herrington added.

Founded in November 2007, Franklin Synergy Bank currently has six offices in Williamson County and five offices in Rutherford County. The bank provides deposit and loan products, treasury management, wealth management, trust and financial planning services for consumers and businesses.

The bank’s assets and deposits both surpassed $1 billion in July 2014, just after the completion of the acquisition of Rutherford County’s MidSouth Bank. Loans surpassed $1 billion in July 2015.

Recent FDIC data shows that Franklin Synergy Bank is the deposit share market leader in Williamson County as well as the city of Franklin, Tennessee. In Rutherford County and the city of Murfreesboro, Tennessee, the bank ranks sixth in deposit market share.

In March 2015, Franklin Financial Network, Inc, the bank’s parent company completed an initial public offering. The stock trades on the New York Stock Exchange under the ticker symbol “FSB”.

Additional information about Franklin Synergy Bank is available at the bank’s website: www.franklinsynergybank.com.

Safe Harbor for Forward-Looking Statements

This media release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, projected sales, gross margin and net income figures, the availability of capital resources, and plans concerning products and market acceptance. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Future operating results of the corporation are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the corporation to meet its obligations, and no such representation or warranty is to be inferred.